PROMISSORY NOTE

                                     Page 3

                                 PROMISSORY NOTE

         FOR VALUE RECEIVED, Homes For America Holdings, Inc., a Nevada corporation ("Maker") promises to pay to the order of William Koplovitz, Jr., ("Holder"), the following cash sum with an equity incentive, as so determined by this Promissory Note ("Note").


               I. INDEBTEDNESS. The Maker shall pay the Holder Two Hundred, Fifty-Thousand Dollars ($250,000.00) being the amount advanced by Holder as a loan to the Company (the "Loan").

               II. INTEREST CHARGES. An interest rate of nine percent (9%) per annum has been agreed upon between Maker and Holder.

III.     PAYMENTS.

                The Principal portion of the obligation as evidenced by this Note shall be repaid in two (2) equal payments of One Hundred Twenty-Five Thousand Dollars ($125,000.00), on the following dates January 27, 1999 ("First Due Date") and July 27, 1999 ("Second Due Date").

                The Interest portion of the obligation evidenced by the Note shall be paid monthly on the last Friday of every month commencing Friday, August 28, 1998.

IV. COLLATERALIZATION. The Loan shall be collateralized by the Promissory Note on the Putnam Square Apartments in Bridgeport, Connecticut (the "Putnam Note") between the Company and TVMJG-Putnam Square Limited Partnership. In order to ensure the collateralization of the Promissory Note, the Maker shall file a Universal Commercial Code Form with the State of Virginia, the State in which the Putnam Note is held, and send copies to the Holder. The Putnam Note is a senior debt that totals Two Hundred Thousand Dollars ($200,000.00) and precedes the first mortgage on the property. The Putnam Note is payable from "Cash Flow" as set forth in Section 11.01 of the TVMJG-Putnam Square Limited Partnership Second Amendment and Restated Agreement.

V. EQUITY INCENTIVE. The Maker shall grant the Holder Twenty-Five Thousand (25,000) shares (the "Incentive") of common, unrestricted shares of common stock of Homes For America Holdings, Inc., (the "Company"). The Incentive shall be released to the Holder upon funding of the Loan.

VI. ADDITIONAL INCENTIVE. The Maker shall grant the Holder an additional incentive of Thirty Thousand (30,000) warrants (the "Warrants") of the Company. The Warrants shall have a term of twenty-four (24) months and shall be priced fifty percent (50%) below the opening stock price of the Company upon its listing on a domestic stock exchange. The Additional Incentive shall be released on March 15, 1999.

                In the event the Company is not publicly traded on an accredited domestic exchange within six (6) months of the Note, the Holder shall have two options:

                Have the term of the Warrants extended by an additional twenty-four (24) months.

                Receive Thirty Thousand (30,000) non-restricted shares of common stock and surrender the remaining warrants to the Maker.

               VII.  GRACE  PERIOD.  This  Holder will grant the Maker a ten-day
          (10) grace period after each monthly Interest due date and each semi-annual Due Date.

VIII. PURPOSE. The Maker's obligation hereunder is based upon the advance of the Loan as delineated in this document. The Loan is made for business purposes of the Company.

IX. PENALTY. In an act of good faith, the Maker will deposit One Hundred Fifty Thousand (150,000) shares of common, unrestricted stock (the "Escrowed Shares") in an custodial escrow account in the care of Mr. Daniel G. Hayes, Esq. (the "Agent") collateralizing the aforementioned Loan. (The rules governing the abilities and powers of the Agent are set forth in the Escrow Agreement.)

                If the Maker adheres to all the rules and stipulations of the Note, the shares will be returned to the Maker thus bringing closure to the Note and Loan. Further, if the Maker has been in compliance with all Principal and Interest obligations up to and including the First Due Date and the rules and stipulations set forth in this Note, the Escrowed Shares shall be reduced to One Hundred Thousand Shares (100,000). At such time, the Agent will return the reduced shares (50,000) to the Maker, within seven
                (7) business days after having received written notice by Maker. For each of the ensuing six (6) months thereafter where Maker pays the required interest payment in a timely manner the Escrowed Shares shall be reduced at a rate of Four Thousand (4,000) shares a month. When the Maker shall have made all required Principal & Interest payments to Holder, any and all remaining Escrowed Shares will released to the Maker thus bringing closure to the Note and Loan.

                However, if the Maker does not adhere to the rules and stipulations of the Note and Loan whereby the Maker:

(a)      exceeds the allotted grace period(s), and / or

(b)      defaults on any two (2) consecutive monthly payments,

                by such default, the Maker shall be deemed to have surrendered and assigned from the Escrowed Shares (150,000 shares) to the Holder the portion equal to Four Thousand (4,000) shares of non-restricted common stock for each monthly interest payment(s) missed and an additional Five Hundred (500) shares per day, from the Escrowed Shares, for each day past the grace period for the Principal Payments due in Section III, Paragraph 1 until such Principal payments are made.

                In such case that the Maker is in breach of contract pursuant to the items delineated in above, in addition to the aforementioned penalties, the Maker will still be obligated to pay the indebtedness in full and will be legally bound until the Holder has received all remaining payment(s).

               X. PREPAYMENT. Advanced payment or payments may be made on any amounts adhering to the following stipulations:

                If the pre-payment occurs before the First Due Date, the Maker shall be entitled to the remaining interest payments for the first six (6) months of the term of the Note.

                If the prepayment occurs after the First Due Date but before the Second Due Date, the Maker shall be entitled to the remaining interest payments that span the second six (6) months of the term of the Note.

XI. TYPES AND PLACE OF PAYMENTS. The payments contemplated in the Note shall be made in lawful currency of the United States of America to the order of Holder, at any reasonable location designated by Holder.

XII. FEES. If this Note be contested or placed with an attorney for breach of contract, the prevailing party or parties shall be paid all reasonable costs of such legal proceedings, including but not limited to, attorney's fees by the other party or parties.

XIII. NON-DISCLOSURE. The terms of the Note are to remain confidential and private among, and limited to, the Maker, Holder, and Escrow Custodian.

XIV. CONSTRUCTION. This Note shall be governed by and construed in accordance with the laws of the State of New York.


Dated this 29th day of July 1998.

MAKER                                                           HOLDER


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Robert A. MacFarlane, President                      William Koplovitz, Jr.
Homes For America Holdings, Inc.